Altus Power, Inc. Announces New Financing Agreement To Optimize Recent Acquisition from D.E. Shaw Renewable Investments

New agreement refinances and upsizes assumed DESRI facility up to $141.3 million at an effective fixed rate of 4.885% for five years

STAMFORD, CT, January 5, 2023 – Altus Power, Inc. (“Altus Power” or the “Company”) (NYSE: AMPS), the premier independent developer, owner and operator of commercial-scale solar facilities, announced that on December 23, 2022, it refinanced and upsized the term loan facility assumed with the recently executed D.E. Shaw Renewable Investments (DESRI) portfolio. The principal amount of the facility was upsized to $141.3 million consisting of a term loan facility for approximately $125.7 million and letters of credit for approximately $15.6 million. The financing agreement includes an interest rate swap which provides for an effective fixed rate of 4.885% for a term of five years.
“This agreement secures long-term financing for our new assets from DESRI at an attractive fixed rate while also increasing the facility size to reflect the contracted cash flow profile of the assets,” commented Dustin Weber, CFO of Altus Power. “With the addition of this facility, we continue to demonstrate access to multiple sources of capital.”
The lenders for the term loan are KeyBanc Capital Markets Inc., KeyBank National Association, and Huntington National Bank.
About Altus Power, Inc.
Altus Power, based in Stamford, Connecticut, is the premier independent commercial-scale clean electrification company serving commercial, industrial, public sector and community solar customers with end-to-end solutions. Altus Power originates, develops, owns and operates locally-sited solar generation, energy storage and charging infrastructure across the nation. Visit www.altuspower.com to learn more.

Altus Power Contacts:

Chris Shelton, Head of IR
InvestorRelations@altuspower.com